Exhibit 10(53)

CREDIT AND SECURITY AGREEMENT

dated as of September 10, 1999

between

TOWER AIR, INC.,

as Borrower,

and

GMAC BUSINESS CREDIT, LLC,

as Agent and as Lender

                           TABLE OF CONTENTS
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SECTION 1.  DEFINITIONS                                                                 1
         1.1      Certain Defined Terms                                                 1
         1.2      Accounting Terms                                                      14
         1.3      Other Definitional Provisions                                         14

SECTION 2.  LOANS AND COLLATERAL                                                        15
         2.1      Loans                                                                 15
                  (a)      Revolving Loan                                               15
                  (b)      Eligible Collateral Reserve                                  15
                  (c)      Borrowing Mechanics                                          16
                  (d)      Revolving Note(s)                                            16
                  (e)      Evidence of Revolving Loan Obligations                       16
                  (f)      Letters of Credit                                            17
                           (i)      Maximum Amount                                      17
                           (ii)     Reimbursement                                       15
                           (iii)    Conditions of Issuance                              18
                           (iv)     Request for Letters of Credit                       18
                  (g)      Other Letter of Credit Provisions                            18
                           (i)      Obligations Absolute                                18
                           (ii)     Nature of Lender's Duties                           19
                           (iii)    Liability                                           20
         2.2      Interest                                                              20
                  (a)      Rate of Interest                                             20
                  (b)      Computation and Payment of Interest                          20
                  (c)      Interest Laws                                                20
         2.3      Fees                                                                  21
                  (a)      Closing Fee                                                  21
                  (b)      Unused Facility Fee                                          21
                  (c)      Letter of Credit Fees                                        21
                  (d)      Audit Fees                                                   22
                  (e)      Other Fees and Expenses                                      22
                  (f)      Deposit                                                      22
         2.4      Payments and Prepayments                                              22
                  (a)      Manner and Time of Payment                                   22
                  (b)      Mandatory Prepayments                                        23
                           (i)      Overadvance                                         23
                           (ii)     Proceeds of Asset Dispositions                      23
                  (c)      Voluntary Prepayments and Repayments                         23
                  (d)      Termination Fee                                              23

                  (e)      Payments on Business Days                                    23
         2.5      Term of this Agreement                                                23
         2.6      Statements                                                            24
         2.7      Grant of Security Interest                                            24
         2.8      Capital Adequacy and Other Adjustments                                24
         2.9      Taxes                                                                 25
                  (a)      No Deductions                                                25
                  (b)      Changes in Tax Laws                                          25
                  (c)      Foreign Lenders                                              26
         2.10     Optional Prepayment/Replacement of the Agent or Lenders
                  in Respect of Increased Costs                                         27

SECTION 3.  CONDITIONS TO LOANS                                                         28
         3.1      Conditions to Loans                                                   28
                  (a)      Closing Deliveries                                           28
                  (b)      Security Interests                                           28
                  (c)      Representations and Warranties                               28
                  (d)      Closing Fee                                                  28
                  (e)      No Default                                                   28
                  (f)      Performance of Agreements                                    28
                  (g)      No Prohibition                                               29
                  (h)      No Litigation                                                29
                  (i)      Insurance                                                    29
                  (j)      Business Plan                                                29
                  (k)      Appraisals                                                   29
                  (l)      Audit                                                        29

SECTION 4.  BORROWER'S REPRESENTATIONS AND WARRANTIES                                   30
         4.1      Organization, Powers, Capitalization                                  30
                  (a)      Organization and Powers                                      30
                  (b)      Capitalization                                               30
         4.2      Authorization of Borrowing, No Conflict                               30
         4.3      Financial Condition                                                   31
         4.4      Indebtedness and Liabilities                                          31
         4.5      Account Warranties                                                    31
         4.6      Names                                                                 31
         4.7      Locations; FEIN                                                       31
         4.8      Title to Properties; Liens                                            32
         4.9      Litigation; Adverse Facts                                             32
         4.10     Payment of Taxes                                                      32
         4.11     Performance of Agreements                                             32
         4.12     Employee Benefit Plans                                                32
         4.13     Intellectual Property                                                 33

         4.14     Broker’s Fees                                                         33
         4.15     Environmental Compliance                                              33
         4.16     Solvency                                                              33
         4.17     Disclosure                                                            33
         4.18     Insurance                                                             34
         4.19     Compliance with Laws                                                  34
         4.20     Bank Accounts                                                         34
         4.21     Subsidiaries                                                          34
         4.22     Employee Matters                                                      34
         4.23     Governmental Regulation                                               34

SECTION 5.  AFFIRMATIVE COVENANTS                                                       35
         5.1      Financial Statements and Other Reports                                35
                  (a)      Monthly Financials                                           35
                  (b)      Quarterly Financials                                         35
                  (c)      Year-End Financials                                          36
                  (d)      Accountants’Certification and Reports                        36
                  (e)      Compliance Certificate                                       37
                  (f)      Borrowing Base Certificates, Registers and Journals          37
                  (g)      Reconciliation Reports, Inventory Reports and Listings
                           and Agings                                                   37
                  (h)      Management Report                                            37
                  (i)      Appraisals                                                   38
                  (j)      Government Notices                                           38
                  (k)      Events of Default, etc.                                      38
                  (l)      Trade Names                                                  38
                  (m)      Locations                                                    38
                  (n)      Bank Accounts                                                39
                  (o)      Litigation                                                   39
                  (p)      Projections                                                  39
                  (q)      Subordinated Debt and Other Indebtedness Notices             39
                  (r)      Governmental Consents                                        39
                  (s)      Other Information                                            39
         5.2      Access to Accountants and Management                                  39
         5.3      Inspection                                                            40
         5.4      Collateral Records                                                    40
         5.5      Account Covenants; Verification                                       40
         5.6      Collection of Accounts and Payments                                   40
         5.7      Endorsement                                                           41
         5.8      Corporate Existence                                                   41
         5.9      Payment of Taxes                                                      41
         5.10     Maintenance of Properties; Insurance                                  41
         5.11     Compliance with Laws                                                  42

         5.12     Further Assurances                                                    42
         5.13     Collateral Locations                                                  42
         5.14     Bailees                                                               43
         5.15     Use of Proceeds and Margin Security                                   43

SECTION 6.  FINANCIAL COVENANTS                                                         43
         6.1      Tangible Net Worth                                                    43
         6.3      Future Covenants                                                      44

SECTION 7.  NEGATIVE COVENANTS                                                          44
         7.1      Indebtedness and Liabilities                                          44
         7.2      Guaranties                                                            44
         7.3      Transfers, Liens and Related Matters                                  45
                  (a)      Transfers                                                    45
                  (b)      Liens                                                        45
                  (c)      No Negative Pledges                                          45
         7.4      Investments and Loans                                                 45
         7.5      Restricted Payments                                                   45
         7.6      Restriction on Fundamental Changes                                    45
         7.7      Transactions with Affiliates                                          46
         7.8      Environmental Liabilities                                             46
         7.9      Conduct of Business                                                   46
         7.10     Compliance with ERISA                                                 46
         7.11     Tax Consolidations                                                    46
         7.12     Subsidiaries                                                          46
         7.13     Fiscal Year                                                           46
         7.14     Press Release; Public Offering Materials                              46
         7.15     Bank Accounts                                                         46

SECTION 8.  DEFAULT, RIGHTS AND REMEDIES                                                47
         8.1      Event of Default                                                      47
                  (a)      Payment                                                      47
                  (b)      Default in Other Agreements                                  47
                  (c)      Breach of Certain Provisions                                 47
                  (d)      Breach of Warranty                                           47
                  (e)      Other Defaults Under Loan Documents                          47
                  (f)      Change in Control                                            47
                  (g)      Involuntary Bankruptcy; Appointment of Receiver, etc.        48
                  (h)      Voluntary Bankruptcy; Appointment of Receiver, etc.          48
                  (i)      Liens                                                        48
                  (j)      Judgment and Attachments                                     49
                  (k)      Dissolution                                                  49
                  (l)      Solvency                                                     49

                  (m)      Injunction                                                   49
                  (n)      Invalidity of Loan Documents                                 49
                  (o)      Failure of Security                                          49
                  (p)      Damage, Strike, Casualty                                     49
                  (q)      Licenses and Permits                                         50
                  (r)      Forfeiture                                                   50
         8.2      Suspension of Commitments                                             50
         8.3      Acceleration                                                          50
         8.4      Remedies                                                              50
         8.5      Appointment of Attorney-in-Fact                                       51
         8.6      Limitation on Duty of the Agent with Respect to Collateral            51
         8.7      Application of Proceeds                                               52
         8.8      License of Intellectual Property                                      52
         8.9      Waivers, Non-Exclusive Remedies                                       52

SECTION 9.  ASSIGNMENT AND PARTICIPATION                                                53
         9.1      Assignments and Participations in Loans                               53
         9.2      Agent                                                                 55
                  (a)      Appointment                                                  55
                  (b)      Nature of Duties                                             55
                  (c)      Rights, Exculpation, Etc.                                    56
                  (d)      Reliance                                                     57
                  (e)      Indemnification                                              57
                  (f)      GMACBC Individually                                          57
                  (g)      Successor Agent                                              57
                           (i)      Resignation                                         57
                           (ii)     Appointment of Successor                            58
                           (iii)    Successor Agent                                     58
                  (h)      Collateral Matters                                           58
                           (i)      Release of Collateral                               58
                           (ii)     Confirmation of Authority;
                                    Execution of Releasess                              58
                           (iii)    Absence of Duty                                     59
                  (i)      Agency for Perfection                                        59
                  (j)      Exercise of Remedies                                         60
         9.3      Consents                                                              60
         9.4      Set Off and Sharing of Payments                                       60
         9.5      Disbursement of Funds                                                 61
         9.6      Settlements, Payments and Information                                 62
                  (a)      Revolving Advances and Payments; Fee Payments                62
                  (b)      Availability of Lender's Pro Rata Share                      63
                  (c)      Return of Payments                                           63

         9.7      Dissemination of Information                                          63

SECTION 10.  MISCELLANEOUS                                                              64
         10.1     Expenses and Attorneys'Fees                                           64
         10.2     Indemnity                                                             64
         10.3     Amendments and Waivers.                                               65
         10.4     Notices                                                               66
         10.5     Survival of Warranties and Certain Agreements                         67
         10.6     Indulgence Not Waiver                                                 67
         10.7     Marshaling; Payments Set Aside                                        68
         10.8     Entire Agreement                                                      68
         10.9     Independence of Covenants                                             68
         10.10    Severability                                                          68
         10.11    Lenders’Obligations Several; Independent Nature of Lenders’
                  Rights                                                                68
         10.12    Headings                                                              69
         10.13    APPLICABLE LAW                                                        69
         10.14    Successors and Assigns                                                69
         10.15    No Fiduciary Relationship; Limitation of Liabilities                  69
         10.16    CONSENT TO JURISDICTION                                               69
         10.17    WAIVER OF JURY TRIAL                                                  70
         10.18    Construction                                                          70
         10.19    Counterparts; Effectiveness                                           70
         10.20    No Duty                                                               71
         10.21    Confidentiality                                                       71
         10.22    Agent's Consent                                                       71

                                           EXHIBITS

EXHIBIT A         Borrowing Base Certificate
EXHIBIT B         Compliance Certificate

                                           SCHEDULES

1.1(a)            Location(s) of Inventory
3.1(a)            List of Closing Documents
4.1(b)            Capitalization of Loan Parties
4.6               Trade Names (Present and Past Five Years)
4.7               Location of Principal Place of Business, Books
                  and Records and Collateral
4.9               Litigation
4.13              Intellectual Property
4.20              Bank Accounts
4.21              Subsidiaries
4.22              Employee Matters
7.1(d)            Indebtedness

[Credit and Security Agreement]

CREDIT AND SECURITY AGREEMENT

        This CREDIT AND SECURITY AGREEMENT, dated as of September 10, 1999 (this “Credit and Security Agreement”), is by and among TOWER AIR, INC., a Delaware corporation (“Borrower”), with its principal place of business at Hanger 17, JFK International Airport, Jamaica, New York 11430, the financial institution(s) listed on the signature pages hereof and their respective successors and assigns (each, individually, a “Lender” and, collectively, “Lenders”), and GMAC BUSINESS CREDIT, LLC, a Delaware limited liability company (“GMACBC”), with offices at 300 Galleria Officentre, Suite 110, Southfield, Michigan 48034, for itself as a Lender and as the Agent. All capitalized terms used herein are defined in Section 1 of this Credit and Security Agreement.

        WHEREAS, Borrower desires to borrow funds and obtain other financial accommodations from Lenders; and

        WHEREAS, pursuant to Borrower’s request, Lenders are willing to extend such financial accommodations to Borrower upon the terms and conditions set forth herein; and

        WHEREAS, as security for the obligations and liabilities of Borrower under this Credit and Security Agreement, Borrower has agreed to grant to the Agent, for the benefit of Lenders, a security interest in and lien upon certain of Borrower’s property;

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Certain Defined Terms . The following terms used in this Credit and Security Agreement shall have the following meanings:

        “Accounts” means all “accounts” (as defined in the UCC), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by Borrower arising or resulting from the sale of goods or the rendering of services.

        “Affiliate” means, with respect to any Loan Party, any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, such Loan Party; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower; (c) five percent (5%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior executive officer who is also a senior executive officer of Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

         “Agent” means GMACBC in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section  9.2.

        “Agent’s Account” means ABA No. 072000326, for the account of GMAC Business Credit, L.L.C., Account No. 3613249-84 at Bank One Michigan, Detroit, Michigan, Reference: Tower Air, Inc.

        “Agreement” means this Credit and Security Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

        “Appraisal” means the appraisal delivered by the Appraiser with respect to the Eligible Inventory pursuant to Section  3.1(k) hereof.

        “Appraiser” means Sage-Popovich, Inc. or any other appraiser acceptable to the Agent.

        “Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the Collateral of Borrower or any of its Subsidiaries other than sales of Eligible Inventory in the ordinary course of business.

        “Bank Letter of Credit” means each letter of credit issued by a bank acceptable to and approved by the Agent for the account of Borrower and supported by a Risk Participation Agreement.

        “Base Rate” means a variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the “Bank Prime Loan” rate in Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent, or (b) the Federal Funds Effective Rate. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the term “Base Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate”, “reference rate”, “base rate”, or other similar rate published from time to time by The Wall Street Journal, Central Edition, or its successors, with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any financial institution.

        “Blocked Accounts” has the meaning assigned to that term in Section  5.6.

        “Borrower” has the meaning assigned to that term in the preamble to this Agreement.

        “Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) eighty-five percent (85%) of the value of the Eligible Accounts plus (b) sixty percent (60%) of the orderly liquidation value of the Eligible Rotable Inventory (as determined by the Appraiser and set forth in the Appraisal or any subsequent appraisal, such subsequent appraisal may be conducted on the instruction of the Agent, at the expense of Borrower at any time) plus (c) fifty percent (50%) of the orderly liquidation value of Eligible Consumable Inventory (as determined by the Appraiser and set forth in the Appraisal or any subsequent appraisal, such subsequent appraisal may be conducted on the instruction of the Agent, at the expense of Borrower at any time) in each case subject to such reserves as the Agent in its reasonable discretion may elect to establish; provided, however, that, notwithstanding anything to the contrary contained herein, no more than 60% of the Revolving Loan can be supported by Eligible Inventory included in the Borrowing Base.

        “Borrowing Base Certificate” means a certificate and assignment schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit A.

        “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Michigan or the city of Detroit, Michigan or is a day on which banking institutions located in any such state or city are closed.

        “Capital Expenditures” means all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

        “Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

        “Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank.

        “Closing Date” means September 10, 1999.

        “Collateral” has the meaning assigned to that term in Section  2.7.

        “Collecting Banks” has the meaning assigned to that term in Section  5.6.

        “Commitment” or “Commitments” means the commitment or commitments of Lenders to make Loans as set forth in Section  2.1(a).

        “Compliance Certificate” means a certificate duly executed by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit B.

        “Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

        “Default Rate” has the meaning assigned to that term in Section  2.2.

        “EBITDA” means, for any period, without duplication, the total of the following for Borrower and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; plus, to the extent included in the calculation of net income, (2) the sum of (a) income and franchise taxes paid or accrued; (b) Interest Expenses, net of interest income, paid or accrued; (c) interest paid in kind; (d) amortization and depreciation and (e) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person (other than wholly owned Subsidiaries of Borrower) in which Borrower or a wholly owned Subsidiary of Borrower has an ownership interest except to the extent such income is received by Borrower or such wholly owned Subsidiary in a cash distribution during such period; (b) gains or losses from sales or other dispositions of assets (other than Inventory in the normal course of business); and (c) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring “cash” losses.

        “Eligible Accounts” means, as at any date of determination, the aggregate of all Accounts that the Agent, in its reasonable judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by the Agent, the following Accounts are not Eligible Accounts:

(a) Accounts which, at the date of issuance of the respective invoice therefor, were payable more than sixty (60) days after the date of issuance of such invoice;

(b) Accounts which remain unpaid for more than one hundred twenty (120) days after the invoice date;

(c) Accounts which are otherwise eligible with respect to which the account debtor is owed a credit by Borrower, but only to the extent of such credit;

(d) Accounts due from a customer whose principal place of business is located outside the United States of America except to the extent Borrower has taken all steps deemed necessary or advisable to perfect the Agent’s first priority security interest in such Accounts;

(e) Accounts due from a customer which the Agent has notified Borrower does not have a satisfactory credit standing;

(f) Accounts with respect to which the customer is the United States of America (excluding military charters), any state or any municipality, or any department, agency or instrumentality thereof unless Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any applicable statute or municipal ordinance of similar purpose and effect;

(g) Accounts with respect to which the customer is an Affiliate of Borrower or a director, officer, agent, stockholder or employee of Borrower or any of its Affiliates;

(h) Accounts due from a customer if more than twenty-five percent (25%) of the aggregate amount of Accounts of such customer have at the time remained unpaid for more than one hundred twenty (120) days after the invoice date;

(i) Accounts due from travel agents;

(j) Accounts with respect to which there is any unresolved dispute with the respective customer (but only to the extent of such dispute);

(k) Accounts evidenced by an “instrument” or “chattel paper” (as defined in the UCC) not in the possession of the Agent, on behalf of Lenders;

(l) Accounts with respect to which the Agent, on behalf of Lenders, does not have a valid, first priority and fully perfected security interest;

(m) Accounts subject to any Lien except those in favor of the Agent, on behalf of Lenders;

(n) Accounts with respect to which the customer is the subject of any bankruptcy or other insolvency proceeding;

(o) Accounts due from a customer to the extent that such Accounts exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Accounts at said date;

(p) Accounts with respect to which the customer’s obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

(q) Accounts with respect to which the customer is a creditor of Borrower, provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrower to such Person.

(r) “Eligible Consumable Inventory” shall mean all aircraft parts now or hereafter owned by Borrower for which Borrower can report orderly liquidation values by part numbers, which cannot be refurbished upon expiration of such parts’ useful lives, and which are (a) not subject to any Liens other than in favor of the Agent, (b) not obsolete or unserviceable, and (c) located at the locations listed in attached Schedule1.1(a).

(s) “Eligible Inventory” means, collectively, the Eligible Consumable Inventory and the Eligible Rotable Inventory.

(t) “Eligible Rotable Inventory” shall mean all aircraft parts now or hereafter owned by Borrower for which Borrower can report orderly liquidation values by part numbers, and, pursuant to FAA regulations, are refurbished from time to time, and which are (a) not subject to any Liens, other than in favor of the Agent, (b) not obsolete or unserviceable, and (c) located at the locations listed in attached Schedule1.1(a).

(u) “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

(v) “Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

(w) “Environmental Laws” means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.

(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

(y) “ERISA Affiliate”, as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

(z) “Event of Default” means each of the events set forth in Section 8.1.

(aa) “FAA” has the meaning assigned to that term in the Securities Agreement (Spare Parts).

(bb) “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

(cc) “Fiscal Year” means each twelve-month period ending on the last day of December in each year.

(dd) “Fixed Charge Coverage Ratio” shall mean, for any period, Operating Cash Flow divided by Fixed Charges.

(ee) “Fixed Charges” means, for any period, and each calculated for such period (without duplication), (a) Interest Expenses paid by Borrower and its Subsidiaries; plus (b) scheduled payments of principal with respect to all Indebtedness of Borrower and its Subsidiaries; plus (c) any cash payment of income or franchise taxes; plus (d) any payment of accrued taxes.

(ff) “Funding Date” means the date of each funding of a Loan.

(gg) “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

(hh) “Hangars” means those certain hangars listed on Schedule1.1(b) attached hereto.

(ii) “Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

(jj) “Indebtedness” means, as applied to any Person, without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non recourse to the credit of that Person; and (f) obligations in respect of letters of credit.

(kk) “Intangible Assets” means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

(ll) “Intellectual Property” means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

(mm) “Interest Expenses” means, without duplication, for any period, the following, for Borrower and its Subsidiaries each calculated for such period: interest expenses deducted in the determination of net income (excluding (i) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs in accordance with the provisions of Section 1.2; and (ii) interest paid in kind).

(nn) “Interest Rate” has the meaning assigned to that term in Section 2.2(a).

(oo) “Inventory” means all “inventory” (as defined in the UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person’s business, and goods which are returned or repossessed, and including all Eligible Rotable Inventory and Eligible Consumable Inventory.

(pp) “Inventory Report” means a report duly executed by an officer of Borrower in form and substance satisfactory to GMACBC.

(qq) “IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

(rr) “Lender” or “Lenders” has the meaning assigned to that term in the preamble to this Agreement.

(ss) “Lender Letter of Credit” has the meaning assigned to that term in Section 2.1(f).

(tt) “Letter of Credit Liability” means, all reimbursement and other liabilities of Borrower or any of its Subsidiaries with respect to each Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Lender issuing a Lender Letter of Credit or any bank issuing a Bank Letter of Credit to the extent not reimbursed; and (c) all unpaid interest, fees and expenses related thereto.

(uu) “Letter of Credit Reserve” means, at any time, an amount equal to (a)the aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at such time plus, without duplication, (b)the aggregate amount theretofore paid by the Agent or any Lender under Lender Letters of Credit and not debited to Borrower’s account pursuant to Section 2.1(f)(ii) or otherwise reimbursed by Borrower.

(vv) “Liabilities” shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

(ww) “Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

(xx) “Loan” or “Loans” means an advance or advances under the Revolving Loan Commitment.

(yy) “Loan Documents” means this Agreement, the Revolving Notes, the Security Agreement, the Pledge Agreement and all other instruments, documents and agreements executed by or on behalf of Borrower and delivered concurrently herewith or at any time hereafter to or for the Agent or any Lender in connection with the Loans, any Lender Letter of Credit and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

(zz) “Loan Party” means each of Borrower, Borrower’s Subsidiaries and any other Person (other than the Agent or any Lender) which is or becomes a party to any Loan Document.

(aaa) “Loan Year” means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

(bbb) “Material Adverse Effect” means a material adverse effect upon (a) the business, operations, prospects, properties, assets, condition (financial or otherwise) or projected cash flows of any Loan Party on an individual basis or taken as a whole or (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of the Agent or any Lender to enforce or collect any of the Obligations.

(ccc) “Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the Revolving Loan Commitment(s) of all Lenders minus the Letter of Credit Reserve or (b) the Borrowing Base minus the Letter of Credit Reserve, in each case subject to the reserve set forth in Section 2.1(b).

(ddd) “Net Worth” means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) calculated in conformity with GAAP.

(eee) “Notice of Borrowing” has the meaning assigned to that term in Section 2.1(c).

(fff) “Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to the Agent or to any Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness (whether incurred before or after the Termination Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law.

(ggg) “Operating Cash Flow” means, for any period, (a) EBITDA; less (b) Unfunded Capital Expenditures.

(hhh) “Permitted Encumbrances” means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the Indebtedness secured by any such Lien is permitted under Section 7.1, and (ii) such Lien encumbers only the asset so purchased; and (f) Liens in favor of the Agent, on behalf of Lenders.

(iii) “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

(jjj) “Pledge Agreement” means that certain Pledge Agreement dated as of September 10, 1999 between Borrower and the Agent with respect to the Shares.

(kkk) “Pro Rata Share” means (a) with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders and (b) with respect to all other matters, the percentage obtained by dividing (i) the Total Loan Commitment of a Lender by (ii) the Total Loan Commitments of all Lenders, in either case as such percentage may be adjusted by assignments permitted pursuant to Section 9.1; provided, however, if any Commitment is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Lender’s outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment.

(lll) “Projections” means Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a division by division and Subsidiary by Subsidiary basis and otherwise consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

(mmm) “Requisite Lenders” means Lenders holding or being responsible for sixty-six and two-thirds percent (66.66%) or more of the sum of (a) outstanding Loans, (b) outstanding Letter of Credit Liability, and (c) unutilized Commitments.

(nnn) “Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; or (b) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding.

(ooo) “Revolving Advance” means each advance made by Lender(s) pursuant to Section 2.1(a).

(ppp) “Revolving Loan” means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

(qqq) “Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to Section 2.1(a) , in the aggregate amount set forth on the signature page of this Agreement opposite such Lender’s signature or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Advances.

(rrr) “Revolving Note” means each promissory note of Borrower in a form reasonably acceptable to the Agent, issued pursuant to Section 2.1(a).

(sss) “Risk Participation Agreement” has the meaning assigned to that term in Section 2.1(f).

(ttt) “Security Agreement” means that certain Security Agreement (Spare Parts) of even date herewith between Borrower and the Agent.

(uuu) “Settlement Date” has the meanings assigned to that term in Section 9.6(a)(2).

(vvv) “Shares” has the meaning assigned to that term in the Pledge Agreement.

(www) “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

(xxx) “Tangible Net Worth” of any Person means an amount equal to: (a) Net Worth of such Person; less (b) Intangible Assets of such Person; less (c) prepaid expenses of any Person; less (d) all obligations owed to such Person by any Affiliate of such Person or any of its Subsidiaries; and less (e) all loans by such Person to its officers, stockholders, Subsidiaries or employees.

(yyy) “Termination Date” means the date this Agreement is terminated as set forth in Section 2.5.

(zzz) “Total Loan Commitment” means as to any Lender the aggregate commitments of such Lender with respect to its Revolving Loan Commitment.

(aaaa) “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Illinois, as amended from time to time, and any successor statute.

(bbbb) “Working Capital” means as to any Person: (a) current assets; less (b) current liabilities; and less (c) the amount of any obligations owed to such Person or any of its Subsidiaries by any Affiliate of such Person or any of its Subsidiaries.

1.2 Accounting Terms . For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Agent or any Lender pursuant to Section  5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, (a) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (b) Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower; and (b) changes in accounting principles recommended by Borrower’s certified public accountants.

1.3 Other Definitional Provisions . References to “Sections”, “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section  1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2. LOANS AND COLLATERAL

2.1 Loans.
(a) Revolving Loan . Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Loan Parties set forth herein and in the other Loan Documents, each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of each Revolving Advance. The aggregate amount of all Revolving Loan Commitments shall not exceed at any time Twenty-Five Million Dollars ($25,000,000) as limited by Section 2.1(b), provided, however, that for the period each year from August 1 to August 31, the aggregate amount of all Revolving Loan Commitments shall not exceed $ 17,500,000. Amounts borrowed under this Section 2.1(a) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to Section 8.3 or (ii) the Termination Date. Except as otherwise provided herein, no Lender shall have any obligation to make an advance under this Section 2.1(a) to the extent such advance would cause the Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.

(b) Eligible Collateral Reserve . Notwithstanding anything to the contrary contained herein, a reserve (the “Reserve”) shall be established in the amount of $1,500,000. The total Revolving Loan Commitment shall be reduced by the amount of the Reserve until Borrower has made improvements to its inventory management systems acceptable to the Agent and its representatives, as determined in their sole discretion. Notwithstanding the foregoing, Agent shall, within sixty (60) days after the Closing Date cause an appraisal (the “Appraisal”) to be conducted of Borrower’s inventory management system at the sole cost and expense of Borrower. Upon completion of the Appraisal, Agent will notify Borrower of deficiencies found in the inventory management system and adjust the amount of the Reserve to reflect the estimated cost of correcting such deficiencies. If within sixty (60) days of such notification, Borrower fails to correct the deficiencies in the inventory management system, the Revolving Loan Commitment shall be permanently reduced by the amount of the adjusted Reserve.

(c) Borrowing Mechanics . (i) On any day when Borrower desires an advance under this Section 2.1, Borrower shall give notice by telephone of the proposed borrowing by 1:00 p.m. Eastern time on the Funding Date of a Loan, which notice (a “Notice of Borrowing”) shall also specify the proposed Funding Date (which shall be a Business Day). Any such telephonic notice shall be confirmed in writing on the same day. Neither the Agent nor Lender shall incur any liability to Borrower for acting upon any telephonic notice the Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2.1(c). Neither the Agent nor Lender will make any advance pursuant to any telephonic notice unless the Agent has also received the most recent Borrowing Base Certificate and all other documents required under Section 5.1 by 1:00 p.m. Eastern time. Each Revolving Advance shall be deposited by wire transfer in immediately available funds in such account as Borrower may from time to time designate to the Agent in writing. The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest and fees shall be deemed irrevocably to be a request by Borrower for a Revolving Loan on the due date of, and in the amount required to pay, such principal, accrued interest and fees, and the proceeds of each such Revolving Advance if made by the Agent or any Lender shall be disbursed by the Agent or such Lender by way of direct payment of the relevant obligation.

(d) Revolving Note(s). Borrower shall execute and deliver to each Lender with appropriate insertions a Revolving Note to evidence such Lender’s Revolving Loan Commitment. In the event of an assignment under Section 9.1, Borrower shall, upon surrender of the assigning Lender’s Revolving Note(s), issue new Revolving Note(s) to reflect the interest held by the assigning Lender and its assignee.

(e) Evidence of Revolving Loan Obligations . Each Revolving Advance shall be evidenced by this Agreement, the Revolving Note with respect thereto, and notations made from time to time by the Agent in its books and records, including computer records. The Agent shall record in its books and records, including computer records, the principal amount of the Revolving Loan owing to each Lender from time to time. The Agent’s books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by the Agent to make any such notation or record shall not affect the obligations of Borrower(s) to Lenders with respect to the Revolving Loans.

(f) Letters of Credit . Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Revolving Loan Commitments may, in addition to Revolving Advances, be utilized, upon the request of Borrower, for (i) the issuance of letters of credit by the Agent; or with the Agent’s consent any Lender, or (ii) the issuance by the Agent of risk Participations (a “Risk Participation Agreement”) to banks to induce such banks to issue letters of credit for the account of Borrower (each of (i) and (ii) above, a “Lender Letter of Credit”). Each Lender shall be deemed to have purchased a participation in each Lender Letter of Credit issued on behalf of Borrower in an amount equal to its Pro Rata Share thereof. In no event shall any Lender Letter of Credit be issued to the extent that the issuance of such Lender Letter of Credit would cause the sum of the Letter of Credit Reserve (after giving effect to such issuance) plus the Revolving Loan to exceed the lesser of (x) the Borrowing Base and (y) the Revolving Loan Commitment.

(i) Maximum Amount . The aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at any time shall not exceed $5,000,000.

(ii) Reimbursement . Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Agent or the issuer for any amounts paid with respect to a Lender Letter of Credit including all fees, costs and expenses paid to any bank that issues a Bank Letter of Credit. Borrower hereby authorizes and directs the Agent, at the Agent’s option, to debit Borrower’s account (by increasing the Revolving Loan) in the amount of any payment made with respect to any Lender Letter of Credit. All amounts paid with respect to any Lender Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Advance or otherwise shall bear interest at the Default Rate. In the event that Borrower shall fail to reimburse the Agent on the date of any payment under a Lender Letter of Credit in an amount equal to the amount of such payment, the Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to the Agent an amount equal to its respective participation in same day funds. The obligation of each Lender to deliver to the Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. In the event any Lender fails to make available to the Agent the amount of such Lender’s participation in such Lender Letter of Credit, the Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

(iii) Conditions of Issuance. In addition to all other terms and conditions set forth in this Agreement, the issuance of any Lender Letter of Credit shall be subject to the satisfaction of all conditions applicable to Revolving Advances, and the conditions that the letter of credit which Borrower requests be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to the Agent. The expiration date of each Lender Letter of Credit shall be on a date which is at least thirty (30) days prior to the Termination Date.

(iv) Request for Letters of Credit . Borrower shall give the Agent at least ten (10) Business Days prior written notice specifying the date a Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the letter of credit being requested.

(g) Other Letter of Credit Provisions .

(i) Obligations Absolute . The obligation of Borrower to reimburse the Agent or any Lender for payments made under, and other amounts payable in connection with, any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

(A) any lack of validity or enforceability of any Lender Letter of Credit, Bank Letter of Credit or any other agreement;

(B) the existence of any claim, set-off, defense or other right which Borrower, any of its Affiliates, the Agent or any Lender, on the one hand, may at any time have against any beneficiary or transferee of any Lender Letter of Credit or Bank Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent, any Lender or any other Person, on the other hand, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary of the letter of credit);

(C) any draft, demand, certificate or any other document presented under any Lender Letter of Credit or Bank Letter of Credit is alleged to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) payment under any Lender Letter of Credit or Bank Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such letter of credit; provided that, in the case of any payment by the Agent or a Lender under any Lender Letter of Credit, the Agent or such Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit;

(E) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(F) the fact that a Default or an Event of Default shall have occurred and be continuing.

(ii) Nature of Lender’s Duties . As between the Agent and Lenders, on the one hand, and Borrower, on the other hand, Borrower assumes all risks of the acts and omissions of, or misuse of any Lender Letter of Credit by the beneficiary thereof. In furtherance and not in limitation of the foregoing, neither the Agent nor any Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment by the Agent or any Lender under any Lender Letter of Credit, the Agent or Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Lender Letter of Credit; (g) for the credit of the proceeds of any drawing under any Lender Letter of Credit; and (h) for any consequences arising from causes beyond the control of the Agent or any Lender, as the case may be. None of the above shall affect, impair, or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder.

(iii) Liability . In furtherance and extension of and not in limitation of, the specific provisions herein above set forth, any action taken or omitted by the Agent or any Lender under or in connection with any Lender Letter of Credit, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to Borrower.

2.2  Interest.

(a) Rate of Interest . The Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to the Base Rate plus one and one-half percent (1.50%) (the “Interest Rate”).

After the occurrence and during the continuance of an Event of Default (i) the Loans and all other Obligations shall, at the option of Requisite Lenders, bear interest at a rate per annum equal to two percent (2%) plus the applicable Interest Rate (the “Default Rate”).

(b) Computation and Payment of Interest . Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of funding of the Loan shall be included; and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan. Interest on the Loans and all other Obligations shall be payable to the Agent for benefit of Lenders monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise.

(c) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and neither the Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this Section shall govern and control; (2) neither Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that the Agent or any Lender may have received hereunder shall be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against the Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.3  Fees.

(a) Closing Fee . On the Closing Date, Borrower shall pay to the Agent, for the benefit of Lenders, the fee (the “Closing Fee”) described in that certain letter agreement between Borrower and the Agent dated as of the date hereof.

(b) Unused Facility Fee . Borrower shall pay to the Agent, for the benefit of Lenders, a fee in an amount equal to the Revolving Loan Commitment less the sum of the average daily balance of the Revolving Loan plus the average daily face amount of the Lender Letter of Credit Reserve during the preceding month multiplied by .375% per annum, such fee to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of the first month following the Closing Date and the first day of each month thereafter.

(c) Letter of Credit Fees . Borrower shall pay to the Agent for the account of Lenders, a fee for the account of Lenders with respect to the Lender Letters of Credit in the amount of the average daily amount of Letter of Credit Liability outstanding during such month multiplied by two (2.00%) per annum. Such fees will be calculated on the basis of a 360-day year for the actual number of days elapsed and will be payable monthly in arrears on the first day of each month. Borrower shall also reimburse the Agent for any and all fees and expenses, if any, paid by the Agent or any Lender to the issuer of any Bank Letter of Credit.

(d) Audit Fees. Borrower agrees to pay to the Agent for its own account an audit fee for each inspection equal to $750 per auditor per day or any portion thereof, excluding all full days spent by the Agent traveling to or from Borrower’s locations together with out-of-pocket expenses.

(e) Other Fees and Expenses. Borrower shall pay to the Agent, for its own account, all charges for returned items and all other bank charges incurred by the Agent, as well as the Agent’s standard wire transfer charges for each wire transfer made under this Agreement.

(f) Deposit. Borrower has paid a deposit (the “Deposit”) to the Agent in the amount of $85,000 prior to the Closing Date. The Agent shall return the Deposit to Borrower within two (2) Business Days after: (i) the Closing Date has occurred and (ii) all fees, costs and expenses required to be paid under Section 10.1 hereof have been paid to the appropriate parties. In the event the Lender chooses not to finance the transactions contemplated herein, or if the transaction contemplated hereby is not consummated, the Deposit, minus all expenses, shall be refunded by the Agent to Borrower.

2.4  Payments and Prepayments.

(a) Manner and Time of Payment . In its sole discretion, the Agent may charge interest and other amounts payable hereunder to the Revolving Loan, all as set forth on the Agent’s books and records. If the Agent elects to bill Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments made by Borrower with respect to the Obligations shall be made without deduction, defense, setoff, withholding or counterclaim. All payments to the Agent hereunder shall, unless otherwise directed by the Agent, be made to the Agent’s Account or in accordance with Section 5.6. Proceeds remitted to the Agent’s Account shall be credited to the Obligations on the first Business Day following the day such proceeds were received; provided, however, for the purpose of calculating interest on the Obligations, such funds shall be deemed received on the first Business Day thereafter. Proceeds remitted to the Agent’s Account by wire transfer shall be credited to the Obligations on the Business Day received; provided, however, for the purpose of calculating interest on the Obligations such funds shall be deemed received the first Business Day thereafter.

(b) Mandatory Prepayments.

(i) Overadvance . At any time that the Revolving Loan exceeds the Maximum Revolving Loan Amount, Borrower shall immediately repay the Revolving Loan to the extent necessary to reduce the principal balance to an amount equal to or less than the Maximum Revolving Loan Amount.

(ii) Proceeds of Asset Dispositions . Immediately upon receipt by Borrower or any of its Subsidiaries of proceeds of any Asset Disposition (in one or a series of related transactions), which proceeds exceed $10,000 (it being understood that if the proceeds exceed $10,000, the entire amount and not just the portion above $10,000 shall be subject to this Section 2.4(b)(ii)), Borrower shall prepay the Obligations in an amount equal to such proceeds.

(c) Voluntary Prepayments and Repayments . Except as provided in Section 2.4(b), Borrower’s Obligations may be prepaid or repaid in full or in part. Borrower may, at any time upon not less than three Business Days’ prior notice to the Agent, terminate the Revolving Loan Commitment. Upon termination of the Revolving Loan Commitment, Borrower shall cause the Agent and each Lender to be released from all liability under any Lender Letters of Credit or, at the Agent’s option, Borrower will deposit cash collateral with the Agent in an amount equal to 105% of the Letter of Credit Liability that will remain outstanding after prepayment or repayment.

(d) Termination Fee . In view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits, upon early termination of the Revolving Loan Commitment pursuant to this Section 2.4(c), Borrower shall pay a fee to the Agent, for the account of the Lenders, in the amount of (i) two percent (2.00%) of the aggregate Revolving Loan Commitment if the Revolving Loan Commitment is terminated prior to the one-year anniversary of the Closing Date; or (ii) one percent (1.00%) of the aggregate Revolving Loan Commitment if the Revolving Loan Commitment is terminated on or after the one-year anniversary of the Closing Date.

(e) Payments on Business Days . Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

2.5 Term of this Agreement . This Agreement shall be effective until September 10, 2001 (the “Termination Date”) unless earlier terminated pursuant to Section  8.3 hereof. The Commitments shall (unless earlier terminated) terminate upon the earlier of (i) the occurrence of an event specified in Section  8.3 or (ii) the Termination Date. Upon termination in accordance with Section  8.3 or on the Termination Date, all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations have been fully paid and satisfied, the Agent, on behalf of Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrower’s obligation to indemnify the Agent and each Lender in accordance with the terms hereof shall continue.

2.6 Statements. The Agent shall render a monthly statement of account to Borrower within twenty (20) days after the end of each month. Such statement of account shall constitute an account stated unless Borrower makes written objection thereto within thirty (30) days from the date such statement is mailed to Borrower. Borrower promises to pay all of its Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

2.7 Grant of Security Interest . To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrower hereby grants to the Agent, on behalf of Lenders, a continuing security interest, lien and mortgage in and to all right, title and interest of Borrower in the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the “Collateral”): (a) Accounts, and all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the rights of stoppage in transit, replevin and reclamation; (b) Inventory; (c) general intangibles (as defined in the UCC); (d) Intellectual Property; (e) all cash and other monies and property of Borrower in the possession or under the control of the Agent, any Lender or any participant; (f) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; (g) the Eligible Inventory; (h) all landing and gate rights and any agreements, contracts and licenses with respect thereto; (i) all rights related to terminals (including, without limitation, that certain Agreement dated as of August 1, 1992 between the Port Authority of New York and New Jersey and Borrower as to Building No. 213); (j) the Shares; (k) the Hangars; and (l) proceeds of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above-described property.

2.8 Capital Adequacy and Other Adjustments . In the event the Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by the Agent or such Lender or any corporation controlling the Agent or such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by the Agent or such Lender or any corporation controlling the Agent or such Lender and thereby reducing the rate of return on the Agent’s or such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (with a copy to the Agent) or the Agent (together with the certificate referred to in the next sentence) pay to the Agent or such Lender additional amounts sufficient to compensate the Agent or such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by the Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

2.9  Taxes.

(a) No Deductions . Any and all payments or reimbursements made hereunder or under the Revolving Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: federal or state taxes imposed on the net income of any Lender or the Agent by the jurisdiction under the laws of which the Agent or such Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of the Agent’s or such Lender’s applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein “Tax Liabilities”). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to the Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b) Changes in Tax Laws . In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by a Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

(i) does or shall subject the Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder, or change the basis of taxation of payments to the Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of the Agent or such Lender); or

(ii) does or shall impose on the Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to the Agent or such Lender of issuing any Lender Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to the Agent or such Lender, upon its demand, any additional amounts necessary to compensate the Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by the Agent or such Lender with respect to this Agreement or the other Loan Documents. If the Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower of the event by reason of which the Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) Foreign Lenders . Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Revolving Note(s) are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and the Agent (i) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement or under the Revolving Notes, (a “Certificate of Exemption”), or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or the Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and the Agent.

If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and the Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and the Agent.

2.10 Optional Prepayment/Replacement of the Agent or Lenders in Respect of Increased Costs Within fifteen (15) days after receipt by Borrower of written notice and demand from the Agent or any Lender (an “Affected Lender”) for payment of additional costs as provided in Section  2.8, Borrower may, at its option, notify the Agent and such Affected Lender of its intention to do one of the following:

(a) Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to the Agent. In the event Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender, provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.

(b) Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Commitments. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment) and terminate such Affected Lender’s Commitments.

SECTION 3. CONDITIONS TO LOANS

3.1 Conditions to Loans. The obligations of the Agent and each Lender to make Loans and the obligation of the Agent or any Lender to issue Lender Letters of Credit on the Closing Date and on each Funding Date are subject to satisfaction of all of the conditions set forth below.

(a) Closing Deliveries . The Agent shall have received, in form and substance satisfactory to the Agent and Lenders, all documents, instruments and information identified on Schedule 3.1(a) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which the Agent may at any time reasonably request, and each such document, instrument, agreement, note, certificate, order, authorization, financing statement, and mortgage shall (if applicable) have been duly executed and delivered by each party thereto.

(b) Security Interests . The Agent and Lenders shall have received satisfactory evidence that all security interests and liens granted to the Agent for the benefit of Lenders pursuant to this Agreement, the Security Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

(c) Representations and Warranties . The representations and warranties contained herein and in each of the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to the Agent after the Closing Date and approved by the Agent.

(d) Closing Fee . With respect to Loans or Lender Letters of Credit to be made or issued on the Closing Date, Borrower shall have paid the fees payable on the Closing Date.

(e) No Default . No event shall have occurred and be continuing or would result from the consummation of the requested borrowing or notice requesting issuance of a Lender Letter of Credit that would constitute an Event of Default or a Default.

(f) Performance of Agreements . Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

(g) No Prohibition . No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Agent or any Lender from making any Loans or issuing any Lender Letters of Credit.

(h) No Litigation . There shall not be pending or, to the knowledge of Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that has not been disclosed to the Agent by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of the Agent, would reasonably be expected to have a Material Adverse Effect.

(i) Insurance . The Agent shall have received, in form and substance satisfactory to the Agent and Lenders, (i) insurance policies or binders of Borrower with appropriate endorsements naming the Agent as Loss Payee (and, if applicable, each of the Agent and Lenders as additional insureds) and, (ii) with respect to the Eligible Inventory, such evidence of insurance and insurance certificates as are required under the Security Agreement.

(j) Business Plan . The Agent shall have received, in form and substance satisfactory to the Agent and Lenders, a business plan of Borrower, including financial projections acceptable in form and content to Lenders. Lenders shall have the ability to discuss the business plan with Borrower’s operating management, and be satisfied as to the likelihood of its successful implementation.

(k) Appraisals . The Agent shall have received the Appraisal with respect to the orderly liquidation value and condition of the Eligible Inventory, prepared by the Appraiser, and the Appraisal shall be in form and substance satisfactory to the Agent and Lenders.

(l) Audit . Completion of an audit by the Agent or its representatives of Borrower’s business operations, financial condition and assets, including the opportunity to meet with Borrower’s management, the results of which audit shall be satisfactory to the Agent.

SECTION 4. BORROWER’S REPRESENTATIONS AND WARRANTIES

        To induce the Agent and each Lender to enter into this Agreement, to make Loans and to issue Lender Letters of Credit, Borrower represents and warrants to the Agent and each Lender that the following statements are and will on Closing Date and each Funding Date be true, correct and complete:

4.1  Organization, Powers, Capitalization .

(a) Organization and Powers . Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

(b) Capitalization . The authorized capital stock of each of the Loan Parties is as set forth on Schedule 4.1(b). All issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each of the Loan Parties is owned by the stockholders and in the amounts set forth on Schedule 4.1(b). No shares of the capital stock of any Loan Party, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party, of any shares of capital stock or other securities of any such entity except as set forth on Schedule 4.1(b).

4.2 Authorization of Borrowing, No Conflict . Borrower has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action. Each Loan Document has been duly executed and delivered by each Loan Party which is a signatory thereto. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Loan Documents by each Loan Party do not contravene and will not be in contravention of any applicable law, the corporate charter or bylaws of any Loan Party or any agreement or order by which any Loan Party or any Loan Party’s property is bound. This Agreement is, and the other Loan Documents, including the Revolving Note(s) when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

4.3 Financial Condition . All financial statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished by Borrower and its Subsidiaries to the Agent or any Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the financial condition of Borrower covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Projections delivered and to be delivered have been and will be prepared by Borrower in light of the past operations of the business of Borrower and its Subsidiaries, and such Projections represent and will represent the good faith estimate of Borrower and its senior management concerning the most probable course of its business as of the date such Projections are prepared and delivered.

4.4 Indebtedness and Liabilities . As of the Closing Date and each Funding Date, neither Borrower nor any of its Subsidiaries has (a) any Indebtedness except as reflected on the most recent financial statements delivered to the Agent and Lenders; or (b) any Liabilities other than as reflected on the most recent financial statements delivered to the Agent and Lenders or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to the Agent and Lenders.

4.5 Account Warranties . Borrower represents, warrants and covenants as to each Account that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Borrower is the lawful owner of the Account and has the right to assign the same to the Agent, for the benefit of Lenders; the Account is free of all Liens other than those in favor of the Agent, on behalf of Lenders, and the Account is due and payable in accordance with its terms.

4.6 Names . Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which Borrower currently conducts business or has at any time during the past five years conducted business.

4.7 Locations; FEIN . Schedule 4.7 sets forth the location of Borrower’s principal place of business, the location of Borrower’s books and records, the location of all other offices of Borrower and all Collateral locations, and such locations are Borrower’s sole locations for its business and the Collateral. Borrower’s federal employer identification number is set forth on the signature page hereof.

4.8 Title to Properties; Liens . Borrower and each of its Subsidiaries has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of Borrower after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which Borrower or any of its Subsidiaries is lessee or lessor which would have a Material Adverse Effect.

4.9 Litigation; Adverse Facts . There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect other than as set forth on Schedule 4.9 hereof. No Loan Party has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to result in any Material Adverse Effect.

4.10 Payment of Taxes . All material tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. As of the Closing Date, none of the United States income tax returns of Borrower or any of its Subsidiaries are under audit. No tax liens have been filed and no claims (except as otherwise permitted by Section  5.9) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

4.11 Performance of Agreements . None of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

4.12 Employee Benefit Plans . Borrower, each of its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Borrower, any Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

4.13 Intellectual Property . Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all such Intellectual Property is identified on Schedule 4.13.

4.14 Broker’s Fees . No broker’s or finder’s fee or commission will be payable with respect to any of the transactions contemplated hereby.

4.15 Environmental Compliance . Each Loan Party has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any Loan Party or relating to any real property currently or formerly owned, leased or operated by any Loan Party.

4.16 Solvency . After giving effect to the transactions contemplated by the Loan Documents, and from and after the date of this Agreement, Borrower: (a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. There is no material fact known to Borrower that has or could have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to the Agent or Lenders for use in connection with the transactions contemplated hereby.

4.17 Disclosure . No representation or warranty of Borrower, any of its Subsidiaries or any other Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to the Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Agent and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no material fact known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent or any Lender for use in connection with the transactions contemplated hereby.

4.18 Insurance . Borrower and each of its Subsidiaries maintains adequate insurance policies for public liability, property damage for its business and properties, product liability, and business interruption, no notice of cancellation has been received with respect to such policies and Borrower and each of its Subsidiaries is in compliance with all conditions contained in such policies.

4.19 Compliance with Laws . Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject Borrower or any of its Subsidiaries, or any of their respective officers to criminal liability or have a Material Adverse Effect, and no such violation has been alleged.

4.20 Bank Accounts . Schedule 4.20 sets forth the account numbers and locations of all bank accounts of Borrower and its Subsidiaries.

4.21 Subsidiaries . Borrower has no Subsidiaries other than as set forth on Schedule4.21.

4.22 Employee Matters . Except as set forth on Schedule 4.22, (a) no Loan Party nor any of such Loan Party’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.22, neither Borrower nor any of its Subsidiaries is subject to an employment contract.

4.23 Governmental Regulation . None of the Loan Parties is, or after giving effect to any loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

        Borrower may, at any time and from time to time and subject to Section  5.13, amend any one or more of the Schedules referred in this Section  4 and any representation or warranty contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended, provided, however, that in no event may Borrower amend any such Schedule if such amendment would reflect or evidence a Default or Event of Default.

SECTION 5. AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section  5 applicable to such Person.

5.1 Financial Statements and Other Reports . Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to the Agent and each Lender (unless specified to be delivered solely to the Agent) the financial statements and other reports described below.

(a) Monthly Financials . As soon as available and in any event within twenty (20) days after the end of each month, Borrower will deliver (1) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(b) Quarterly Financials . So long as Borrower is required to file a Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”), Borrower shall deliver a copy of said Quarterly Report to the Agent within three (3) Business Days of the timely filing of each Quarterly Report; provided, however, that if Borrower is not required to file a Quarterly Report on Form 10-Q with the SEC, as soon as available and in any event within forty-five (45) days after the end of each quarter of a Fiscal Year, Borrower will deliver the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such quarter of a Fiscal Year, and for the period from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year and such financial statements shall have been reviewed by a firm of independent certified public accountants selected by Borrower.

(c) Year-End Financials . So long as Borrower is required to file an Annual Report on Form 10-K with the SEC, Borrower shall deliver a copy of said Annual Report to the Agent within three (3) Business Days of the timely filing of each Annual Report; provided, however, that if Borrower is not required to file an Annual Report on Form 10-K with the SEC, as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower will deliver: (1) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) a report with respect to the financial statements from a firm of independent certified public accountants selected by Borrower and acceptable to the Agent, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Borrower and its Subsidiaries, including (a) consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of Borrower and its Subsidiaries showing intercompany eliminations.

(d) Accountants’ Certification and Reports . Together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to Section 5.1(c), Borrower will deliver (1) a written statement by its independent certified public accountants (a) stating that the examination has included a review of the terms of this Agreement as same relate to accounting matters and (b) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (2) a letter addressed to the Agent and Lenders from such accountants stating that such accountants have been informed that a primary intent of Borrower was to have the professional services such accountants provided to Borrower in preparing their audit report and the letter referred to in this Section 5.1(d) benefit or influence the Agent and Lenders, and identifying the Agent and Lenders as parties that Borrower has indicated intend to rely on such professional services provided to Borrower by such accountants. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

(e) Compliance Certificate . Together with the delivery of each set of financial statements referenced in subparts (a), (b) and (c) of this Section 5.1, Borrower will deliver a Compliance Certificate, together with copies of the calculations and work-up employed to determine Borrower’s compliance or noncompliance with the financial covenants set forth in Section 6.

(f) Borrowing Base Certificates, Registers and Journals . No more than 15 days after each month end, Borrower shall deliver to the Agent: (1) a Borrowing Base Certificate updated to reflect the most recent sales and collections of Borrower and an assignment schedule of all Accounts created by Borrower during the preceding week together with an inventory report in form and substance satisfactory to the Agent; (2) an invoice register or sales journal describing all sales of Borrower for the preceding week, in form and substance satisfactory to the Agent, and, if the Agent so requests, copies of invoices evidencing such sales and proofs of delivery relating thereto; and (3) a cash receipts journal; provided, however, that Borrower shall include in its Borrowing Base Certificate a report with respect to ARC, IATA, the Tel Aviv Account and its credit card receivables only in the first Borrowing Base Certificate delivered each calendar month, which Borrowing Base Certificate shall contain the relevant information for the immediately preceding calendar month.

(g) Reconciliation Reports, Inventory Reports and Listings and Agings . On the Closing Date and within five (5) Business Days after the last day of each month and from time to time upon the request of the Agent, Borrower will deliver to the Agent: (1) an aged trial balance of all then existing Accounts; (2) an Inventory Report as of the last day of such period; and (3) an aged trial balance of all then existing accounts payable. As soon as available and in any event within five (5) Business Days after the last day of each month, and from time to time upon the request of the Agent, Borrower will deliver to the Agent: (1) a reconciliation report as at the last day of such period; (2) an aged trial balance of all then existing accounts payable; and (3) a detailed inventory listing and cover summary report. All such reports shall be in form and substance satisfactory to the Agent.

(h) Management Report . Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (a), (b) and (c) of this Section 5.1, Borrower will deliver a management report: (1) describing the operations and financial condition of Borrower and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered to Lenders pursuant to 5.1(p); and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

(i) Appraisals . From time to time, upon the request of the Agent, Borrower will obtain and deliver to the Agent, at Borrower’s expense, appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating the then current fair market and orderly liquidation values of all or any portion of the Collateral.

(j) Government Notices . Borrower will deliver to the Agent promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or Borrower’s payment or non-payment of any taxes including any tax audit.

(k) Events of Default, etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default; or (3) any Material Adverse Effect.

(l) Trade Names . Borrower and each of its Subsidiaries will give the Agent at least thirty (30) days advance written notice of any change of name or of any new trade name or fictitious business name. Borrower’s use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

(m) Locations . Borrower will give the Agent at least thirty (30) days advance written notice of any change in Borrower’s principal place of business or any change in the location of its books and records or the Collateral or of any new location for its books and records or the Collateral.

(n) Bank Accounts . Borrower will give the Agent prompt notice of any new bank accounts Borrower or any of its Subsidiaries intends to establish prior to its opening same.

(o) Litigation . Promptly upon any officer of Borrower or its subsidiaries obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to the Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to the Agent and provide such other information as may be reasonably available to them to enable the Agent and its counsel to evaluate such matter.

(p) Projections . As soon as available and in any event no later than thirty (30) days prior to the end of each Fiscal Year of Borrower, Borrower will deliver consolidated and consolidating Projections of Borrower and its Subsidiaries for the forthcoming three Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month.

(q) Subordinated Debt and Other Indebtedness Notices . Borrower shall promptly deliver copies of all notices given or received by Borrower and any of its Subsidiaries with respect to noncompliance with any term or condition related to any Subordinated Debt and other Indebtedness, and shall promptly notify Lenders and the Agent of any potential or actual event of default with respect to any Subordinated Debt or other Indebtedness.

(r) Governmental Consents . Borrower shall maintain all governmental consents, approvals, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it.

(s) Other Information . With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party, any Subsidiary of any Loan Party or the Collateral as the Agent or any Lender may reasonably request from time to time.

5.2 Access to Accountants and Management . Borrower authorizes the Agent and Lenders to discuss the financial condition and financial statements of Borrower and its Subsidiaries with Borrower’s independent public accountants upon reasonable notice to Borrower of its intention to do so, and authorizes such accountants to respond to all of the Agent’s and Lenders’ inquiries. Each Lender may with the consent of the Agent, which will not be unreasonably denied, confer with Borrower’s management directly regarding Borrower’s business, operations and financial condition.

5.3 Inspection . Borrower shall permit the Agent and any authorized representatives designated by the Agent to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Borrower acknowledges that the Agent intends to make such inspections on at least a quarterly basis. Each Lender may with the consent of the Agent, which will not be unreasonably denied, accompany the Agent on any such visit or inspection. All costs and expenses incurred in connection with such inspections or audits shall be paid by the Borrower.

5.4 Collateral Records . Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Agent’s security interests in the Collateral, for the benefit of Lenders.

5.5 Account Covenants; Verification . Borrower shall, at its own expense: (a) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with Section  5.6 and (b) use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No discounts, credits or allowances will be issued, granted or allowed by Borrower to customers and no returns will be accepted without the Agent’s prior written consent; provided, that until the Agent notifies Borrower to the contrary, Borrower may presume consent. Borrower will immediately notify the Agent in the event that a customer alleges any dispute or claim with respect to an Account or of any other circumstances known to Borrower that may impair the validity or collectibility of an Account. The Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default, Borrower shall not, without the prior consent of the Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

5.6 Collection of Accounts and Payments . Borrower shall establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in Borrower’s name with such banks (“Collecting Banks”) as are acceptable to the Agent (subject to irrevocable instructions acceptable to the Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts and in which Borrower will immediately deposit all payments made for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to the Agent, that all payments made to the Blocked Accounts are the sole and exclusive property of the Agent, for the benefit of Lenders, and that the Collecting Banks have no right of setoff against the Blocked Accounts and that all such payments received will be promptly transferred to the Agent’s Account. Borrower hereby agrees that all payments received by the Agent, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by the Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of the Agent, for the benefit of Lenders. Borrower shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts into the Agent’s Account. Borrower, and any of its Affiliates, employees, agents or other Persons acting for or in concert with Borrower, shall, acting as trustee for the Agent, receive, as the sole and exclusive property of the Agent, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of Borrower or any of Borrower’s Affiliates, employees, agents or other Persons acting for or in concert with Borrower, and immediately upon receipt thereof, Borrower or such Persons shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to the Agent at its address set forth in Section  10.4 below.

5.7 Endorsement . Borrower hereby constitutes and appoints the Agent and all Persons designated by the Agent for that purpose as Borrower’s true and lawful attorney-in-fact, with power to endorse Borrower’s name to any of the items of payment or proceeds described in Section  5.6 above and all proceeds of Collateral that come into the Agent’s possession or under the Agent’s control. Both the appointment of the Agent as Borrower’s attorney and the Agent’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

5.8 Corporate Existence . Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Borrower will promptly notify the Agent of any change in its or its Subsidiaries’ ownership or corporate structure.

5.9 Payment of Taxes . Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon provided that no such tax need be paid if Borrower or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.

5.10 Maintenance of Properties; Insurance . Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to the Agent. Borrower shall cause the Agent, for the benefit of Lenders, to be named as loss payee on all insurance policies relating to any Collateral and as additional insured under all liability policies relating to any Collateral, in each case pursuant to appropriate endorsements in form and substance satisfactory to the Agent and shall collaterally assign to the Agent, for the benefit of Lenders, as security for the payment of the Obligations, all business interruption insurance of Borrower. Borrower shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in Section  2.4(b).

5.11 Compliance with Laws . Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.

5.12 Further Assurances . Borrower shall, and shall cause each of its Subsidiaries to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to the Agent such instruments, certificates of title or other documents as the Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents. At the Agent’s request, Borrower shall cause any Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to the Agent, on behalf of Lenders, security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations. The Agent is hereby authorized to file one or more financing or continuation statements or amendments thereto without the signature of or in the name of Borrower. Without limiting the generality of the foregoing, Borrower shall, promptly after the Agent’s request therefor, execute and deliver to the Agent (or to such other party as the Agent may direct) such documents, and do and perform any and all such acts, requested by the Agent in order to perfect the Agent’s security interest in the Collateral described in clauses (h), (i) and (k) of Section  2.7.

5.13 Collateral Locations . Borrower will keep the Collateral at the locations specified on Schedule 4.7. With respect to any new location (which in any event shall be within the continental United States), Borrower will execute such documents and take such actions as the Agent deems necessary to perfect and protect the security interests of the Agent, on behalf of Lenders, in the Collateral prior to the transfer or removal of any Collateral to such new location.

5.14 Bailees . If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower’s agents or processors, Borrower shall, upon the request of Lenders, notify such warehouseman, bailee, agent or processor of the security interests in favor of the Agent, for the benefit of Lenders, created hereby and shall instruct such Person to hold all such Collateral for the Agent’s account subject to the Agent’s instructions.

5.15 Use of Proceeds and Margin Security . Borrower shall use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying margin stock within the meaning of Regulation G or Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate RegulationT or RegulationX or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933, as amended.

SECTION 6. FINANCIAL COVENANTS

        Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, unless Borrower has received the prior written consent of Requisite Lenders, Borrower shall comply with and shall cause each of its Subsidiaries to comply with all covenants in this Section  6 applicable to such Person.

6.1 Tangible Net Worth . Borrower shall at all times maintain Tangible Net Worth of at least $46,000,000.

6.2 Fixed Charge Coverage Ratio. Borrower shall maintain at the end of each fiscal quarter during the periods set forth below a Fixed Charge Coverage Ratio of not less than the ratio set forth below for the applicable period (measured as follows: (i) for the quarter ending December 31, 1999, measured on a trailing basis taking into account the prior quarter; (ii) for the quarter ending March 31, 2000, measured on a trailing basis taking into account the prior two (2) quarters; (iii) for the quarter ending June 30, 2000, measured on a trailing basis taking into account the prior three (3) quarters; and (iv) for the quarter ending September 30, 2000 and each fiscal quarter thereafter, measured on a rolling four (4) quarter basis taking into account such quarter and the prior three (3) fiscal quarters):

         Fiscal Quarter Ending                          Ratio
         ---------------------                          -----
         December 31, 1999                           .32 to 1.0
         March 31, 2000                              .21 to 1.0
         June 30, 2000                               .42 to 1.0
         September 30, 2000                          .80 to 1.0
         December 31, 2000 and each
                  quarter thereafter                 1.0 to 1.0

6.3 Future Covenants . Borrower agrees that in the event of any extension of the Termination Date or the Maximum Revolving Loan Amount, Borrower shall agree to amend this Section  6 to incorporate such additional financial covenants as the Agent and Borrower deem reasonable in light of Borrower’s financial status and projections.

SECTION 7. NEGATIVE COVENANTS

        Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, unless Borrower has received the prior written consent of Requisite Lenders, Borrower shall not permit any of its Subsidiaries to:

7.1 Indebtedness and Liabilities . Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Indebtedness (excluding Capital Leases) not to exceed $10,000,000 in the aggregate at any time outstanding secured by purchase money Liens; (c) Indebtedness under Capital Leases not to exceed $10,000,000 outstanding at any time in the aggregate; and (d) Indebtedness existing on the Closing Date and identified on Schedule 7.1(d). Except for Indebtedness described permitted in the preceding sentence, Borrower will not, and will not permit any of its Subsidiaries to, incur any Liabilities except for trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.

7.2 Guaranties . Except for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

7.3 Transfers, Liens and Related Matters .

(a) Transfers . Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral, except that Borrower and its Subsidiaries may (i) sell Inventory in the ordinary course of business; and (ii) make Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $2,000,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $5,000,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; (4) the net proceeds of such Asset Disposition are applied as required by Section 2.4(b); (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, Borrower is in compliance on a proforma basis with the covenants set forth in Section 6 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition.

(b) Liens . Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any proceeds, income or profits therefrom.

(c) No Negative Pledges . Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

7.4 Investments and Loans . Make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; and (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $1,000,000 at any time.

7.5 Restricted Payments . Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment.

7.6 Restriction on Fundamental Changes . (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person.

7.7 Transactions with Affiliates . Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms which are fully disclosed to the Agent and Lenders and which are no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with an unaffiliated Person.

7.8 Environmental Liabilities . (a) Violate any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party.

7.9 Conduct of Business . From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrower or any Subsidiary on the Closing Date.

7.10 Compliance with ERISA . Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. Neither Borrower nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

7.11 Tax Consolidations . File or consent to the filing of any consolidated income tax return with any Person other than Borrower or any of its Subsidiaries.

7.12 Subsidiaries . Establish, create or acquire any new Subsidiaries.

7.13 Fiscal Year . Change its Fiscal Year.

7.14 Press Release; Public Offering Materials . Disclose the name of the Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party except as may be required by law.

7.15 Bank Accounts . Establish any new bank accounts, or amend or terminate any Blocked Account or lockbox agreement without the Agent’s prior written consent.

SECTION 8. DEFAULT, RIGHTS AND REMEDIES

8.1 Event of Default . “Event of Default” shall mean the occurrence or existence of any one or more of the following:
(a) Payment . Failure to make payment of any of the Obligations when due and, in the case of interest, such failure shall not be cured within five (5) days of the applicable due date; or

(b) Default in Other Agreements . (1) Failure of Borrower or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than the Obligations) or (2) breach or default of Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $250,000 to become or be declared due prior to its stated maturity; or

(c) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in Sections 5.1 (a) and (b), 5.3, 5.5 or 5.6 or contained in Section 6 or Section 7; or

(d) Breach of Warranty . Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

(e) Other Defaults Under Loan Documents . Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within ten (10) days after receipt by Borrower of notice from the Agent, or Requisite Lenders of such default (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

(f) Change in Control . Morris Nachtomi Family Limited Partnership ceases to beneficially own and control, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding shares of each class of capital stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the board of directors of Borrower; or

(g) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any of its Subsidiaries, for all or a substantial part of the property of Borrower or any such Subsidiary; or

(h) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to Borrower or any of its Subsidiaries or Borrower or any of its Subsidiaries commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the board of directors of Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8.1(h); or

(i) Liens . Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days after written notice thereof is given to Borrower or Borrower otherwise becomes aware of such lien, levy or assessment; or

(j) Judgment and Attachments . Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $100,000 or (2) an amount in the aggregate at any time in excess of $250,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(k) Dissolution . Any order, judgment or decree is entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or that Subsidiary and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

(l) Solvency . Borrower ceases to be solvent (as represented by Borrower in Section 4.16) or admits in writing its present or prospective inability to pay its debts as they become due; or

(m) Injunction . Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

(n) Invalidity of Loan Documents . Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(o) Failure of Security . The Agent, on behalf of Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of the Agent or any Lender to take any action within its control; or

(p) Damage, Strike, Casualty . Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than forty-five (45) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(q) Licenses and Permits . The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(r) Forfeiture . There is filed against Borrower any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could result in the confiscation or forfeiture of any material portion of the Collateral.

8.2 Suspension of Commitments . Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, the Agent may or upon demand by Requisite Lenders shall, without notice or demand, immediately cease making additional Loans and the Commitments shall be suspended; provided that, in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Commitments shall be reinstated.

8.3 Acceleration . Upon the occurrence of any Event of Default described in the foregoing Sections  8.1(g) or 8.1(h), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, the Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrower, (a) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitments shall thereupon terminate and (b) demand that Borrower immediately deposit with the Agent an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve to enable Lender to make payments under the Lender Letters of Credit when required and such amount shall become immediately due and payable.

8.4 Remedies . If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to the Agent and Lenders at law or in equity, the Agent may and shall upon the request of Requisite Lenders exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to the Agent; (b) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent which is reasonably convenient to both parties; (c) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in Section  8.7; (d) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral; and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Agent may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, the Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of the Agent or such Lender. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower shall remain liable for any deficiency. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. The Agent shall not be required to proceed against any Collateral but may proceed against Borrower directly.

8.5 Appointment of Attorney-in-Fact . Borrower hereby constitutes and appoints the Agent as Borrower’s attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, the Agent or otherwise, from time to time in the Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent and Lenders with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of the Agent as Borrower’s attorney and the Agent’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

8.6 Limitation on Duty of the Agent with Respect to Collateral . Beyond the safe custody thereof, the Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property. Neither the Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Agent in good faith.

8.7 Application of Proceeds . Upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Agent from or on behalf of Borrower, and Borrower hereby irrevocably agrees that the Agent shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as the Agent may deem advisable notwithstanding any previous entry by the Agent upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by the Agent or any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to the Agent and Lenders; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to the Agent or any Lender.

8.8 License of Intellectual Property . Borrower hereby assigns, transfers and conveys to the Agent, for the benefit Lenders, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by Borrower together with any goodwill associated therewith, all to the extent necessary to enable the Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of the Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower by the Agent; provided, however, that Borrower shall be entitled to continue to use the name “Tower Air” following the occurrence and during the continuance of any Event of Default so long as (i) the FAA has not revoked Borrower’s air carrier operating certificate, (ii) Borrower has not ceased to operate its regularly scheduled passenger services, charter services or cargo services, (iii) proceedings for dissolution of Borrower have not commenced, or (iv) the Agent has not accelerated the obligations pursuant to Section  8.3 hereof.

8.9 Waivers, Non-Exclusive Remedies . No failure on the part of the Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

SECTION 9. ASSIGNMENT AND PARTICIPATION

9.1 Assignments and Participations in Loans .

(a) Each Lender may assign its rights and delegate its obligations under this Agreement to another Person; provided; that (a) such Lender shall first obtain the written consent of the Agent, which shall not be unreasonably withheld; (b) the amount of Commitments and Loans of the assigning Lender being assigned shall in no event be less than the lesser of (i) $5,000,000 or (ii) the entire amount of the Commitments and Loans of such assigning Lender; (c) (i) each such assignment shall be of a pro rata portion of all such assigning Lender’s Loans and Commitments hereunder, and (ii) the parties to such assignment shall execute and deliver to the Agent for acceptance and recording such additional agreements as required by Agent together with (x) a processing and recording fee of $2,500 payable to the Agent and (y) the Revolving Note(s) originally delivered to the assigning Lender; and (d) the Agent shall hold at least 50% of the Revolving Loan Commitment at all times. Upon receipt of all of the foregoing, the Agent shall notify Borrower of such assignment and Borrower shall comply with its obligations under the last sentence of Section 2.1(d). In the case of an assignment authorized under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.

(b) Each Lender may sell participations in all or any part of any Loans made by it to another Person; provided, that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (a) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (b) any extension of the Termination Date or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (c) any release of substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). Borrower hereby acknowledges and agrees that the participant under each participation shall for purposes of Sections 2.8, 2.9, 2.10, 9.4 and 10.2 of this Agreement be considered to be a “Lender”.

(c) Except as otherwise provided in this Section 9.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants) provided that the Persons obtaining such information agrees to maintain the confidentiality of such information to the extent required by Section 10.21.

(d) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Revolving Note(s) held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

(e) The Agent or Lenders may disclose information regarding Borrower and this transaction to any potential assignee or participant, provided, that such potential assignee or participant agrees to abide by the provisions of Section 10.21 hereof. Further, Borrower agrees to make itself available to meet with such potential assignees or participants as reasonably required by the Agent.

9.2  Agent .

(a) Appointment . Each Lender hereby designates and appoints GMACBC as its agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in Section 9.3. The Agent agrees to act as such on the express conditions contained in this Section 9.2. The provisions of this Section 9.2 are solely for the benefit of the Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any Loan Party. The Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b) Nature of Duties . The Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the credit worthiness of Borrower, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If the Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the applicable percentage of Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and except that the Agent shall be liable with respect to its own gross negligence or willful misconduct. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, the Agent shall exercise the same care which it would in dealing with loans for its own account, but the Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of the Lenders and notwithstanding the instructions of Lenders, the Agent shall have no obligation to take any action if it, in good faith believes that such action exposes the Agent to any liability.

(d) Reliance . The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. The Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by the Agent in its sole discretion.

(e) Indemnification . Each Lender, severally, agrees to reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement for any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Agent’s gross negligence or willful misconduct. The obligations of Lenders under this Section 9.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) GMACBC Individually . With respect to its Commitments and the Loans made by it, and the Revolving Note(s) issued to it, GMACBC shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GMACBC in its individual capacity as a Lender or one of the Requisite Lenders. GMACBC may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as the Agent pursuant hereto.

(g) Successor Agent .

(i) Resignation . The Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor the Agent of appointment pursuant to clause(ii) below or as otherwise provided below.

(ii) Appointment of Successor . Upon any such notice of resignation pursuant to clause(g)(i) above, Requisite Lenders shall, upon receipt of Borrower’s prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as the Agent until such time, as Requisite Lenders, upon receipt of Borrower’s prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

(iii) Successor Agent . Upon the acceptance of any appointment as the Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as the Agent under the Loan Documents, the provisions of this Section 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Loan Documents.

(h) Collateral Matters .

(i) Release of Collateral . Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any property covered by this Agreement or the other Loan Documents (i) upon termination of the Commitments and payment and satisfaction of all Obligations; (ii) constituting property being sold or disposed of if Borrower certifies to the Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and the Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended. In addition during any Fiscal Year (x) the Agent may release Collateral having a book value of not more than 10% of the book value of all Collateral, (y) the Agent, with the consent of Requisite Lenders, may release Collateral having a book value of not more than 25% of the book value of all Collateral and (z) the Agent, with the consent of Lenders having 90% of (i) the Total Loan Commitments and (ii) Loans, may release all the Collateral.

(ii) Confirmation of Authority; Execution of Releases . Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 9.2(h)(i)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the other Loan Documents conferred upon the Agent under Section 9.2(h)(i). So long as no Event of Default is then continuing, upon receipt by the Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, the Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the other Loan Documents.

(iii) Absence of Duty . The Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the other Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 9.2(h) or in any of the other Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the other Loan Documents or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its discretion, given the Agent’s own interest in property covered by this Agreement or the other Loan Documents as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that the Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection . Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor, shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

(j) Exercise of Remedies . Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by the Agent.

9.3  Consents .

(a) In the event the Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent.

(b) In the event the Agent requests the consent of a Lender and such consent is denied, then GMACBC may, at its option, require such Lender to assign its interest in the Loans to GMACBC for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower. In the event that GMACBC elects to require any Lender to assign its interest to GMACBC will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to GMACBC no later than five (5) days following receipt of such notice.

9.4 Set Off and Sharing of Payments . In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or such holder at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without the prior written consent of the Agent. Any Lender which has exercised its right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

9.5 Disbursement of Funds . The Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse the Agent on demand for all funds disbursed on its behalf by the Agent, or if the Agent so requests, each Lender will remit to the Agent its Pro Rata Share of any Loan before the Agent disburses same to Borrower. If the Agent elects to require that funds be made available prior to disbursement to Borrower, the Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender’s Pro Rata Share of such requested Loan no later than by 1:00 p.m., Eastern time, on the Funding Date for Revolving Loans, and each such Lender shall pay the Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to the Agent’s account not later than 3:00 p.m., Eastern time, for Revolving Loans. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Agent’s demand, the Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to the Agent. Any repayment required pursuant to this Section  9.5 shall be without premium or penalty. Nothing in this Section  9.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section  9.6, shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

9.6  Settlements, Payments and Information .

(a) Revolving Advances and Payments; Fee Payments .

(i) The Revolving Loan may fluctuate from day to day through the Agent’s disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between the Agent and each Lender notwithstanding terms to the contrary set forth in Section 2 and Section 9.5, Revolving Advances and repayments may be settled according to the procedures described in Section 9.6(a)(ii) and 9.6(a)(iii) of this Agreement. Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any advances made by the Agent to Borrower will commence on the date such advances are made by the Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

(ii) Once each week, or more frequently (including daily), if the Agent so elects (each such day being a “Settlement Date”), the Agent will advise each Lender by 1:00 p.m., Eastern time, by telephone, telex, or telecopy of the amount of each such Lender’s Pro Rata Share of the Revolving Loan. In the event payments are necessary to adjust the amount of such Lender’s share of the Revolving Loan to such Lender’s Pro Rata Share of the Revolving Loan, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other’s account not later than 3:00 p.m., Eastern time, on the Settlement Date.

(iii) On the first Business Day of each month (“Interest Settlement Date”), the Agent will advise each Lender by telephone, telefax or telecopy of the amount of interest and fees charged to and collected from Borrower for the proceeding month. Provided that such Lender has made all payments required to be made by it under this Agreement, the Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on the signature page of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in any additional agreement pursuant to Section 9.1 hereof) not later than 3:00 p.m., Eastern time, on the Interest Settlement Date such Lender’s share of such interest and fees.

(b) Availability of Lender’s Pro Rata Share .

(i) Unless the Agent has been notified by a Lender prior to a Funding Date of such Lender’s intention not to fund its Pro Rata Share of the Loan amount requested by Borrower, the Agent may assume that such Lender will make such amount available to the Agent on the Funding Date or the next Settlement Date, as applicable. If such amount is not, in fact, made available to the Agent by such Lender when due, the Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii) Nothing contained in this Section 9.6(b) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights the Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(iii) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Advance made with respect to any draw on a Lender Letter of Credit.

(c) Return of Payments .

(i) If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from Borrower and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii) If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, as the Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

9.7 Dissemination of Information . The Agent will provide Lenders with any information received by the Agent from Borrower which is required to be provided to a Lender hereunder; provided, however, that the Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to the Agent’s gross negligence or willful misconduct.

SECTION 10. MISCELLANEOUS

10.1 Expenses and Attorneys’ Fees . Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by the Agent and each of the Lenders in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including attorneys’ fees (including fees of FAA counsel), allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by the Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including attorneys’ fees (including fees of FAA counsel), allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by the Agent) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication, and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred by the Agent in creating, perfecting and maintaining perfection of Liens in favor of the Agent, on behalf of Lenders; (d) fees, costs and expenses incurred by the Agent in connection with forwarding to Borrower the proceeds of Loans including the Agent’s or any Lenders’ standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including attorneys’ fees and allocated costs of internal counsel) of the Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; and (g) all other out-of-pocket expenses relating to any of the foregoing.

10.2 Indemnity . In addition to the payment of expenses pursuant to Section  10.1, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold the Agent and each Lender and any holder of the Revolving Notes and the officers, directors, employees, agents, consultants, auditors, persons engaged by the Agent or any Lender and any holder of the Revolving Note(s) to evaluate or monitor the Collateral, affiliates and attorneys of the Agent, Lender and such holders (collectively called the “Indemnitees”) harmless for, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by the Agent or any Lender, the Agent’s and each Lender’s agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

10.3  Amendments and Waivers.

(a) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders or the Agent, as applicable; provided, that no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Commitment of any Lender; (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (iii) extend the scheduled due date of any installment of principal of the Loans; (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (v) amend or waive this Section 10.3 or the definitions of the terms used in this Section 10.3 insofar as the definitions affect the substance of this Section 10.3; (vi) consent to the assignment or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and (vii) increase the percentages contained in the definition of Borrowing Base and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of the Agent under any Loan Document shall in any event be effective, unless in writing and signed by the Agent, in addition to the Lenders required herein above to take such action.

(b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Agent to take additional Collateral pursuant to any Loan Document.

(c) No amendment, modification or waiver of any provision of any Lender Letter of Credit shall be applicable without the written concurrence of the issuer of such Lender Letter of Credit. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.3 shall be binding upon each Lender, and, if signed by a Loan Party, on such Loan Party.

(d) In the event the Agent waives (1) any Default arising under Section 8.1(e) as a result of the breach of any of the provisions of Section 5 of this Agreement (other than any such breach which constitutes an Event of Default) or (2) any Default constituting a condition to the funding of any Revolving Advance or issuance of any Lender Letter of Credit, such waiver shall expire on the date upon which the Default which was the subject of such waiver matures into an Event of Default pursuant to the terms of this Agreement.

10.4 Notices . Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m., Eastern time, or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to Borrower:	Tower Air, Inc. Hangar 17 JFK International Airport Jamaica, New York 11430 Attn: Chief Financial Officer/Treasurer Telecopy No.: (718) 553-4312
With a copy to:	Morris Nachtomi Tower Air, Inc. Hangar 17 JFK International Airport Jamaica, New York 11430 Telecopy No.: (718) 553-4312
With Additional Copy to:	Steven L. Gelband Hewes, Gelband, Lambert & Dann Suite 300, The Flour Mill 1000 Potomac Street, N.W. Washington, D.C. 20007-3533 Telecopy No.: (202) 333-0871
If to Agent or to GMACBC:	GMAC BUSINESS CREDIT, LLC 300 Galleria Officentre Suite 110 Southfield, Michigan 48034 Attn: Kevin J. Nelson Telecopy No.: (248) 350-2733

With a copy to:	VEDDER, PRICE, KAUFMAN & KAMMHOLZ 222 North LaSalle Street Chicago, Illinois 60601 Attn: Michael A. Nemeroff, Esq. Telecopy No.: (312) 609-5005

        If to any Lender: Its address indicated on the signature page hereto, in a Lender Addition Agreement or in a notice to the Agent and Borrower or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section  10.4.

10.5 Survival of Warranties and Certain Agreements . All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections  10.1 and 10.2 shall survive the payment of the Loans and the termination of this Agreement.

10.6 Indulgence Not Waiver . No failure or delay on the part of the Agent, any Lender or any holder of the Revolving Note(s) in the exercise of any power, right or privilege hereunder or under the Revolving Note(s) shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.7 Marshaling; Payments Set Aside . Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent and/or any Lender or the Agent and/or any Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.8 Entire Agreement . This Agreement, the Revolving Note(s) and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

10.9 Independence of Covenants . All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.10 Severability . The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

10.11 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights . The obligation of each Lender hereunder is several and not joint and neither the Agent nor any Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by the Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided the Agent fails or refuses to exercise any remedies against Borrower after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.12 Headings . Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.13 APPLICABLE LAW . THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.14 Successors and Assigns . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of Lenders.

10.15 No Fiduciary Relationship; Limitation of Liabilities .

(a) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Agent or any Lender to Borrower.

(b) Neither the Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

10.16 CONSENT TO JURISDICTION . BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS, AND IRREVOCABLY AGREES THAT, SUBJECT TO THE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, REVOLVING NOTE(S) OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING NOTE(S), THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.

10.17 WAIVER OF JURY TRIAL . BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE REVOLVING NOTE(S) OR THE OTHER LOAN DOCUMENTS. BORROWER, THE AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE REVOLVING NOTE(S) AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, THE AGENT AND EACH LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.18 Construction . Borrower, the Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, the Agent and each Lender.

10.19 Counterparts; Effectiveness . This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by telecopier shall be as effective as delivery of a manually executed counterpart hereof or thereof.

10.20 No Duty . All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Agent or any Lender shall have the right to act exclusively in the interest of the Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s shareholders or any other Person.

10.21 Confidentiality . The Agent and Lenders shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by Borrower in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure to such of its respective Affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Loans. If any Lender is otherwise a creditor of Borrower, such Lender may use the information in connection with its other credits. The Agent and Lenders may also make disclosure reasonably required by a bona fide offeree or assignee (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section  10.21. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by Borrower; provided, however, each Offeree shall be required to agree that if it does not become a assignee (or participant) it shall return all materials furnished to it by Borrower in connection herewith.

10.22 Agent’s Consent . To the extent the Agent’s consent is required under any provision hereof, unless such provision explicitly contains a different standard, the Agent shall not unreasonably withhold its consent under such provision.

* * *

IN WITNESS WHEREOF, each of the parties has caused this Credit and Security Agreement to be duly executed and delivered as of the date first above written.
TOWER AIR, INC.

By:
Name:
Title:
FEIN:
Revolving Loan Commitments:	GMAC BUSINESS CREDIT, LLC
$25,000,000	By:
Name:
Title:

Schedule 3.1(a)

Closing Documents

1. Credit and Security Agreement 2. Revolving Note 3. Security Agreement (Spare Parts) 4. Pledge Agreement (Equant stock)